Exhibit 10

TAG ALONG ALLOCATION AGREEMENT

This Tag Along Allocation Agreement (“Agreement”) dated August 13, 2003 is among AirNet Communications Corporation, a Delaware corporation (the “Company”), and SCP Private Equity Partners II, LP (“SCP”) and TECORE, Inc. (“Tecore”) as holders (the “Note Holders”) of the $16,000,000 Secured Convertible Notes (the “Notes”) issued by the Company to the Note Holders on the date hereof.

WHEREAS, the Board of Directors of the Company (the “Board”) has approved the Amended and Restated Bonus Program attached to this Agreement as Exhibit 1 (the “Plan”) as in the best interests of the Company; and

WHEREAS, under the terms of the Plan, the employees who participate in the Plan (the “Plan Participants”) will be entitled to receive a portion of the proceeds otherwise payable to the Note Holders in connection with a sale of either or both of the Notes by SCP or Tecore;

NOW, THEREFORE, the parties agree as follows:

1. Implementation of the Plan is in the best interests of the Company and as an inducement for the Company’s issuance of the Notes to SCP and Tecore, SCP and Tecore have agreed to allocate to Employees of the Company a portion of proceeds they receive in a potential sale of their Notes.

2. In the event of a sale of all or a portion of the Notes by either or both of SCP or Tecore, other than in connection with the Sale of the Company (as defined in the Plan), each of SCP and Tecore severally agree that they will allocate for distribution to Plan Participants ten and percent (10%) (“Sale of Note Allocation Amount”) of the aggregate sale proceeds in excess of the amount of the then outstanding principal balance and related accrued unpaid interest payable under the Notes sold or such portion of the Notes so sold, if only a portion is sold (“Note Sale Proceeds”) received by SCP or Tecore, respectively, in connection with such sale of all or a portion of the Notes to any party.

3. In the event of a sale of all or a portion of the Notes by either of both of SCP or Tecore in connection with the Sale of the Company, each of SCP and Tecore severally agree that they will allocate for distribution to Plan Participants ten percent (10%) (“Acquisition Allocation Amount”) of the aggregate sale proceeds in excess of the amount of the then outstanding principal balance and related accrued unpaid interest payable under the Notes sold or such portion of the Notes so sold (“Acquisition Note Sale Proceeds”) received by SCP or Tecore, respectively, in connection with such sale of all or a portion of the Notes to any party in connection with the Sale of the Company; provided that the Acquisition Allocation Amount shall be reduced to the extent the amounts payable to Eligible Employees (as defined in the Plan) is reduced due to such Employees’ In-the-money Options (as defined in the Plan) as described in the Plan. (Note Sale Proceeds and Acquisition Note Sale Proceeds collectively defined as the “Sale of Note Proceeds”. Sale of Note Allocation Amount and Acquisition Allocation Amount collectively defined as the “Allocation Amounts”)

4. SCP and Tecore agree to forward the Allocation Amounts to the Company within two (2) business days following their receipt of Sale of Note Proceeds.

5. The Company agrees to hold the Allocation Amounts for the benefit of the employee Plan Participants in accordance with the terms of the Plan and as set forth in paragraph 6 below and to distribute payments of the Allocation Amounts to Plan Participants within five (5) business days of the Company’s receipt of the Allocation Amounts from any Note Holder.

6. The Company is directed and authorized by the Note Holders: (a) to administer and modify the list of eligible Plan Participants from time to time; and (b) upon the transmittal of the Allocation Amounts from the Note Holders to the Company, (i) to determine the eligibility of each Plan Participant to receive a portion of the Allocation Amounts under the Plan, (ii) to allocate the proceeds from such Allocation Amounts to the eligible Plan Participants and (iii) to transmit the payments directly to the Plan Participants, subject to all withholding and other taxes required to be withheld by the Company.

7. The Company agrees to withhold from the Allocation Amounts to be distributed to eligible Plan Participants all applicable taxes it is required to withhold, including any excise taxes that may be payable under Section 280G of the Internal Revenue Code or any other applicable law or regulation.

8. This Agreement confers full rights and remedies upon each Plan Participant. Each such Plan Participant individually, and all of them collectively, shall be treated as third-party beneficiaries of this Agreement.

9. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions thereof.

10. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

AIRNET COMMUNICATIONS CORPORATION

By:	/s/ Glenn A. Ehley
Glenn A. Ehley, President and CEO

TECORE, INC.

By:	/s/ Jay Salkini
Name:	Jay Salkini
Title:	President & CEO

SCP PRIVATE EQUITY PARTNERS II, LP

By:	SCP Private Equity II, General Partner, L.P., its General Partner

By:	/s/ James W. Brown
Name:	James W. Brown
Title:	a Manager

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